                                                                    EXHIBIT 99.1

ITEMS 1 AND 2. BUSINESS AND PROPERTIES

         UGI Corporation is a distributor and marketer of energy products and services. We have two primary business lines: we are a domestic and international distributor of propane, and we are also a provider of natural gas, electricity and related services through regulated distribution utilities as well as through non-utility electric generation, commodity marketing and heating and cooling installation and service businesses.

         We conduct our domestic propane distribution business through AmeriGas Partners, L.P., ("AmeriGas Partners" or the "Partnership"), which is the nation's largest retail propane distributor. AmeriGas Partners conducts its business through its direct and indirect subsidiaries, AmeriGas Propane, L.P. ("AmeriGas OLP") and AmeriGas Eagle Propane, L.P. ("Eagle OLP," and together with AmeriGas OLP, the "Operating Partnership"). Eagle OLP has a less-than-one percent minority limited partner. The Partnership's sole general partner is our subsidiary, AmeriGas Propane, Inc. ("AmeriGas Propane" or the "General Partner"). The common units of AmeriGas Partners represent limited partner interests in a Delaware limited partnership; they trade on the New York Stock Exchange under the symbol "APU." We have an effective 48% ownership interest in the Partnership; the remaining interest is publicly held. See Note 1 to the Company's Consolidated Financial Statements.

         Our subsidiary UGI Utilities, Inc. ("UGI Utilities," or "Utilities") owns and operates a natural gas distribution utility ("Gas Utility") and an electric distribution utility ("Electric Utility") in eastern Pennsylvania. It serves approximately 292,000 natural gas customers and approximately 61,600 electric customers.

         UGI Enterprises, Inc. ("Enterprises") conducts domestic and international energy-related businesses through subsidiaries. UGI Energy Services, Inc. ("ESI") markets natural gas, oil and electricity in the eastern region of the United States under the trade name GASMARK(R). ESI also owns and operates liquefied natural gas and propane peak-shaving plants. UGI Development Company ("UGID"), a subsidiary of ESI, owns and operates interests in Pennsylvania-based electric generation assets. UGI HVAC Enterprises, Inc. operates a heating and cooling installation and service business in the Mid-Atlantic region.

         Enterprises conducts its international propane distribution business through wholly-owned subsidiaries and joint ventures. It owns FLAGA GmbH, the largest retail propane distributor in Austria and one of the largest suppliers in the Czech Republic and Slovakia. In March 2001, Enterprises acquired an approximate 20% interest in Elf Antargaz, S.A. ("Antargaz"), one of the largest distributors of propane in France. Enterprises also participates in a propane distribution joint venture in China.

         UGI was incorporated in Pennsylvania in 1991. UGI Corporation is not subject to regulation by the Pennsylvania Public Utility Commission ("PUC"). It is also exempt from registration as a holding company and not otherwise subject to the Public Utility Holding

Company Act of 1935, except for Section 9(a)(2), which regulates the acquisition of voting securities of an electric or gas utility company. Our executive offices are located at 460 North Gulph Road, King of Prussia, Pennsylvania 19406, and our telephone number is (610) 337-1000. In this report, the terms "Company" and "UGI," as well as the terms "our," "we," and "its," are sometimes used as abbreviated references to UGI Corporation or, collectively, UGI Corporation and its consolidated subsidiaries. Similarly, the terms "AmeriGas Partners" and the "Partnership" are sometimes used as abbreviated references to AmeriGas Partners, L.P. or, collectively, AmeriGas Partners, L.P. and its subsidiaries, including the Operating Partnership.

BUSINESS STRATEGY

         Since 1999, our strategic direction has focused on growing our existing natural gas, electric and propane businesses while seeking additional related and complementary growth opportunities. We are employing our core competencies from our existing businesses, as well as using our national scope, international experience, extensive asset base and access to customers, to accelerate growth in related and complementary businesses, both domestic and international. During fiscal year 2003, we completed a number of transactions in pursuit of this strategy.

                            AMERIGAS PROPANE BUSINESS

         Our domestic propane distribution business is conducted through AmeriGas Partners. Upon completion of the Columbia Propane acquisition described below, we became the largest retail propane distributor in the United States, based on retail volume. As of September 30, 2003, the Partnership operated from approximately 650 district locations in 46 states. AmeriGas Propane manages the Partnership. Although our consolidated financial statements include 100% of the Partnership's revenues, assets and liabilities, our net income reflects only our 48% effective interest in the income or loss of the Partnership, due to the publicly-owned limited partner interest. See Note 1 to the Company's Consolidated Financial Statements.

         On August 21, 2001, AmeriGas OLP acquired the propane distribution businesses of Columbia Energy Group. These businesses were conducted through Columbia Propane Corporation and its approximate 99% owned subsidiary, Columbia Propane, L.P. Prior to the acquisition, Columbia Propane, based in Richmond, Virginia, was the seventh largest retail propane marketer in the United States, selling approximately 308 million gallons annually from 186 locations in 29 states. Following the acquisition, Columbia Propane, L.P. changed its name to AmeriGas Eagle Propane, L.P. and Columbia Propane Corporation changed its name to AmeriGas Eagle Propane, Inc. Both entities do business under the trade name AmeriGas(R). AmeriGas OLP and AmeriGas Eagle Holding, Inc. own more than 99% of Eagle OLP and an unaffiliated third party retains the remaining interest.

         On October 1, 2003, AmeriGas OLP acquired substantially all of the retail propane distribution assets and business of Horizon Propane LLC ("Horizon Propane") for approximately $31 million. During its 2003 fiscal year, Horizon Propane sold over 30 million gallons of propane from ninety locations in twelve states.

GENERAL INDUSTRY INFORMATION

         Propane is separated from crude oil during the refining process and also extracted from natural gas or oil wellhead gas at processing plants. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for economy and ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is colorless and odorless; an odorant is added to allow its detection. Propane is clean burning, producing negligible amounts of pollutants when properly consumed.

         The primary customers for propane are residential, commercial, agricultural, motor fuel and industrial users to whom natural gas is not readily available. Propane is typically more expensive than natural gas, competitive with fuel oil when operating efficiencies are taken into account and, in most areas, cheaper than electricity on an equivalent energy basis.

PRODUCTS, SERVICES AND MARKETING

         As of September 30, 2003, the Partnership distributed propane to approximately 1.3 million customers from approximately 650 district locations in 46 states. The Partnership also sells, installs and services propane appliances, including heating systems. In certain markets, the Partnership also installs and services propane fuel systems for motor vehicles. Typically, district locations are found in suburban and rural areas where natural gas is not available. Districts generally consist of an office, appliance showroom, warehouse and service facilities, with one or more 18,000 to 30,000 gallon storage tanks on the premises. As part of its overall transportation and distribution infrastructure, the Partnership operates as an interstate carrier in 48 states throughout the United States. It is also licensed as a carrier in Canada.

         The Partnership sells propane primarily to five markets: residential, commercial/industrial, motor fuel, agricultural and wholesale. Approximately 84% of the Partnership's fiscal year 2003 sales (based on gallons sold) were to retail accounts and approximately 16% were to wholesale customers. Sales to residential customers in fiscal 2003 represented approximately 42% of retail gallons sold; industrial/commercial customers 34%; motor fuel customers 11%; and agricultural customers 7%. Transport gallons, which are large-scale deliveries to retail customers other than residential, accounted for 6% of 2003 retail gallons. No single customer accounts for 5% or more of the Partnership's consolidated revenues.

         In the residential market, which includes both conventional and manufactured housing, propane is used primarily for home heating, water heating and cooking purposes. Commercial users, which include motels, hotels, restaurants and retail stores, generally use propane for the same purposes as residential customers. The Partnership continues to expand its PPX Prefilled Propane Xchange program ("PPX(R)"). At September 30, 2003, PPX was available at approximately 20,000 retail locations throughout the United States. Sales of our PPX grill cylinders to retailers are included in the commercial/industrial market. The PPX program enables

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consumers to exchange their empty 20-pound propane grill cylinders for filled cylinders at various retail locations such as home centers, mass merchandisers and grocery and convenience stores. During fiscal year 2002, the Partnership introduced PPX Plus. PPX Plus cylinders are equipped with a special overfill protection device ("OPD") required by the National Fire Protection Association ("NFPA").

         Industrial customers use propane to fire furnaces, as a cutting gas and in other process applications. Other industrial customers are large-scale heating accounts and local gas utility customers who use propane as a supplemental fuel to meet peak load deliverability requirements. As a motor fuel, propane is burned in internal combustion engines that power over-the-road vehicles, forklifts and stationary engines. Agricultural uses include tobacco curing, chicken brooding and crop drying. In its wholesale operations, the Partnership principally sells propane to large industrial end-users and other propane distributors.

         Retail deliveries of propane are usually made to customers by means of bobtail and rack trucks. Propane is pumped from the bobtail truck, which generally holds 2,400 to 3,000 gallons of propane, into a stationary storage tank on the customer's premises. The Partnership owns most of these storage tanks and leases them to its customers. The capacity of these tanks ranges from approximately 120 gallons to approximately 1,200 gallons.

         The Partnership also delivers propane to retail customers in portable cylinders with capacities of 4 to 24 gallons. Some of these deliveries are made to the customer's location, where empty cylinders are either picked up for replenishment or filled in place.

PROPANE SUPPLY AND STORAGE

         The Partnership has over 200 domestic and international sources of supply, including the spot market. Supplies of propane from the Partnership's sources historically have been readily available. During the year ended September 30, 2003, over 90% of the Partnership's propane supply was purchased under supply agreements with terms of 1 to 3 years. Approximately 79% of the volumes purchased under those agreements were from 10 suppliers, including BP Products North America Inc. and its affiliate BP Marketing Inc. (approximately 20%); Dynegy Midstream Services (approximately 18%); and Enterprise Products Operating LP and its affiliate Canadian Enterprises Gas Products Ltd. (approximately 15%). The availability of propane supply is dependent upon, among other things, the severity of winter weather and the price and availability of competing fuels such as natural gas and crude oil. Although no assurance can be given that supplies of propane will be readily available in the future, management currently expects to be able to secure adequate supplies during fiscal year 2004. If supply from major sources were interrupted, however, the cost of procuring replacement supplies and transporting those supplies from alternative locations might be materially higher and, at least on a short-term basis, margins could be affected. Aside from BP, Dynegy and Enterprise Products, no single supplier provided more than 10% of the Partnership's total propane supply in fiscal year 2003. In certain market areas, however, some suppliers provide 70% to 80% of the Partnership's requirements.

Disruptions in supply in these areas could also have an adverse impact on the Partnership's margins.

         During fiscal year 2003, 92% of the Partnership's supply contracts provided for pricing based upon posted prices at the time of delivery or index formulas based on the current prices established at major storage points such as Mont Belvieu, Texas, or Conway, Kansas. In addition, some agreements provided maximum and minimum seasonal purchase volume guidelines. The percentage of contract purchases, and the amount of supply contracted for at fixed prices, will vary from year to year as determined by the General Partner. The Partnership uses a number of interstate pipelines, as well as railroad tank cars, delivery trucks and barges, to transport propane from suppliers to storage and distribution facilities. The Partnership stores propane at facilities in Arizona, Pennsylvania, Virginia and several other states.

         Because the Partnership's profitability is sensitive to changes in wholesale propane costs, the Partnership generally seeks to pass on increases in the cost of propane to customers. There is no assurance, however, that the Partnership will always be able to pass on product cost increases fully, particularly when product costs rise rapidly. Product cost increases can be triggered by periods of severe cold weather, supply interruptions, or other unforeseen events. The General Partner has adopted supply acquisition and product price risk management practices to reduce the effect of price volatility on product costs. These practices currently include the use of summer storage, forward purchases and derivative commodity instruments such as options and propane price swaps. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk Disclosures."

         The following graph shows the average prices of propane on the propane spot market during the last five fiscal years at Mont Belvieu, Texas and Conway, Kansas, two major storage areas.

                       AVERAGE PROPANE SPOT MARKET PRICES

                [AVERAGE PROPANE SPOT MARKET PRICES LINE GRAPH]

 Mont            Belvieu           Conway
Oct-96            51.57            51.53
Nov-96            58.05            63.41
Dec-96            61.04            84.29
Jan-97            47.45            63.39
Feb-97            38.71            39.02
Mar-97            38.50            37.26
Apr-97            34.88            35.26
May-97            35.31            36.48
Jun-97            34.43            35.86
Jul-97            34.91            34.63
Aug-97            37.03            36.53
Sep-97            38.68            37.95
Oct-97            39.83            37.32
Nov-97            35.95            35.00
Dec-97            33.57            31.36
Jan-98            30.07            28.21
Feb-98            29.79            28.32
Mar-98            27.39            27.84
Apr-98            29.06            29.47
May-98            27.42            27.82
Jun-98            24.42            24.84
Jul-98            24.54            24.55
Aug-98            24.12            23.87
Sep-98            24.83            24.04
Oct-98            25.72            24.57
Nov-98            24.79            23.20
Dec-98            20.89            18.72
Jan-99            21.75            19.61
Feb-99            22.43            20.58
Mar-99            24.10            23.40
Apr-99            28.26            27.58
May-99            28.31            26.88
Jun-99            30.95            28.68
Jul-99            37.26            34.62
Aug-99            40.51            37.56
Sep-99            43.18            42.40
Oct-99            45.46            43.39
Nov-99            43.44            38.78
Dec-99            42.83            35.10
Jan-00            56.11            42.32
Feb-00            59.72            47.26
Mar-00            51.13            47.65
Apr-00            46.88            43.64
May-00            51.31            50.81
Jun-00            55.47            56.22
Jul-00            54.88            56.29
Aug-00            58.54            63.52
Sep-00            64.21            70.95
Oct-00            61.82            64.05
Nov-00            60.71            60.45
Dec-00            77.63            79.75
Jan-01            77.27            83.03
Feb-01            59.39            63.03
Mar-01            54.94            57.12
Apr-01            54.37            60.26
May-01            51.20            56.90
Jun-01            43.17            47.70
Jul-01            38.87            43.27
Aug-01            41.54            45.71
Sep-01            41.67            46.53
Oct-01            39.48            44.19
Nov-01            33.04            35.19
Dec-01            30.43            30.34
Jan-02            29.05            26.60
Feb-02            31.20            27.92
Mar-02            37.95            35.93
Apr-02            41.52            40.07
May-02            40.69            38.09
Jun-02            37.51            35.25
Jul-02            37.19            35.47
Aug-02            41.49            41.53
Sep-02            47.17            45.93
Oct-02            47.95            47.12
Nov-02            47.26            48.01
Dec-02            52.40            52.32
Jan-03            60.38            57.70
Feb-03            77.30            73.03
Mar-03            62.77            57.09
Apr-03            50.42            50.28
May-03            54.09            55.41
Jun-03            55.98            59.71
Jul-03            53.01            58.90
Aug-03            54.84            63.63
Sep-03            52.00            59.44

COMPETITION

         Propane competes with other sources of energy, some of which are less costly for equivalent energy value. Propane distributors compete for customers against suppliers of electricity, fuel oil and natural gas, principally on the basis of price, service, availability and portability. Electricity is a major competitor of propane, but propane generally enjoys a competitive price advantage over electricity for space heating, water heating and cooking. Fuel oil is also a major competitor of propane and is generally less expensive than propane. Operating efficiencies and other factors such as air quality and environmental advantages, however, generally make propane competitive with fuel oil as a heating source. Furnaces and appliances that burn propane will not operate on fuel oil, and vice versa, and, therefore, a conversion from one fuel to the other requires the installation of new equipment. Propane serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Natural gas is generally a less expensive source of energy than propane, although in areas where natural gas is available, propane is used for certain industrial and commercial applications and as a standby fuel during interruptions in natural gas service. The gradual expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in some areas that previously depended upon propane. However, natural gas pipelines are not present in many regions of the country where propane is sold for heating and cooking purposes.

         In the motor fuel market, propane competes with gasoline and diesel fuel as well as electric batteries and fuel cells. Wholesale propane distribution is a highly competitive, low margin business. Propane sales to other retail distributors and large-volume, direct-shipment industrial end-users are price sensitive and frequently involve a competitive bidding process.

         The retail propane industry is mature, with only modest growth in total demand for the product foreseen. Therefore, the Partnership's ability to grow within the industry is dependent on its ability to acquire other retail distributors and to achieve internal growth, which includes expansion of the PPX(R) program (through which consumers can exchange an empty propane grill cylinder for a filled one) and strategic accounts program (formerly called "national accounts," through which the Partnership encourages large, multi-location propane users to enter into a supply agreement with it rather than with many small suppliers), as well as the success of its sales and marketing programs designed to attract and retain customers. The failure of the Partnership to retain and grow its customer base would have an adverse effect on its results.

         The domestic propane retail distribution business is highly competitive. The Partnership competes in this business with other large propane marketers, including other full-service marketers, and thousands of small independent operators. In recent years, some rural electric cooperatives and fuel oil distributors have expanded their businesses to include propane distribution and the Partnership competes with them as well. The ability to compete effectively depends on providing high quality customer service, maintaining competitive retail prices and controlling operating expenses.

         Based on the most recent annual survey by the American Petroleum Institute, the 2002 domestic retail market for propane (annual sales for other than chemical uses) was approximately 11.9 billion gallons and, based on LP-GAS magazine rankings, 2002 sales volume of the ten largest propane companies (including AmeriGas Partners) represented approximately 32% of domestic retail sales. Management believes the Partnership's 2003 retail volume represents 9% of the domestic retail market.

PROPERTIES

         As of September 30, 2003, the Partnership owned approximately 87% of its district locations. In addition, the Partnership subleases three one-million barrel underground storage caverns in Arizona to store propane and butane for itself and third parties. The Partnership also owns a 600,000 barrel refrigerated, above-ground storage facility located on leased property in

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California, which could be used in connection with waterborne imports or exports of propane or butane. The California facility, which the Partnership operates, is currently leased to several refiners for the storage of butane. In Virginia, the Partnership has a 50% indirect equity interest in a 476,000 barrel refrigerated, above-ground import terminal.

         The transportation of propane requires specialized equipment. The trucks and railroad tank cars utilized for this purpose carry specialized steel tanks that maintain the propane in a liquefied state. As of September 30, 2003, the Partnership operated a transportation fleet with the following assets:

APPROXIMATE QUANTITY & EQUIPMENT TYPE                    % OWNED        % LEASED
      400      Trailers                                    90               10
      200      Tractors                                    45               55
      150      Railroad tank cars                           0              100
    2,500      Bobtail trucks                              20               80
      350      Rack trucks                                 25               75
    2,200      Service and delivery trucks                 25               75

Other assets owned at September 30, 2003 included approximately 900,000 stationary storage tanks with typical capacities of 121 to 2,000 gallons and approximately 2.4 million portable propane cylinders with typical capacities of 1 to 120 gallons. The Partnership also owned approximately 6,100 large volume tanks which are used for its own storage requirements. AmeriGas OLP has debt secured by liens and mortgages on its real and personal property. AmeriGas OLP owns approximately 67% of the Partnership's property, plant and equipment.

TRADE NAMES, TRADE AND SERVICE MARKS

         The Partnership markets propane principally under the "AmeriGas(R)," "America's Propane Company(R)" and "PPX Prefilled Propane Xchange(R)" trade names and related service marks. UGI owns, directly or indirectly, all the right, title and interest in the "AmeriGas" and related trade and service marks. The General Partner owns all right, title and interest in the "America's Propane Company" and "PPX Prefilled Propane Xchange" trade names and related service marks. The Partnership has an exclusive (except for use by UGI, AmeriGas, Inc. and the General Partner), royalty-free license to use these names and trade and service marks. UGI and the General Partner each have the option to terminate its respective license agreement (on 12 months prior notice in the case of UGI), without penalty, if the General Partner is removed as general partner of the Partnership other than for cause. If the General Partner ceases to serve as the general partner of the Partnership for cause, the General Partner has the option to terminate its license agreement upon payment of a fee equal to the fair market value of the licensed trade names. UGI has a similar termination option, however, UGI must provide 12 months prior notice in addition to paying the fee.

SEASONALITY

         Because many customers use propane for heating purposes, the Partnership's retail sales volume is seasonal, with approximately 59% of the Partnership's fiscal year 2003 retail sales volume occurring during the five-month peak heating season from November through March. As a result of this seasonality, sales are concentrated in the Partnership's first and second fiscal quarters (October 1 through March 31). Cash receipts are greatest during the second and third fiscal quarters when customers pay for propane purchased during the winter heating season.

         Sales volume for the Partnership traditionally fluctuates from year-to-year in response to variations in weather, prices, competition, customer mix and other factors, such as conservation efforts and general economic conditions. For historical information on national weather statistics, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION

         The Partnership is subject to various federal, state and local environmental, safety and transportation laws and regulations governing the storage, distribution and transportation of propane. These laws include, among others, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or, the "Superfund Law"), the Clean Air Act, the Occupational Safety and Health Act, the Homeland Security Act of 2002, the Emergency Planning and Community Right to Know Act, the Clean Water Act and comparable state statutes. CERCLA imposes joint and several liability on certain classes of persons considered to have contributed to the release or threatened release of a "hazardous substance" into the environment without regard to fault or the legality of the original conduct. Propane is not a hazardous substance within the meaning of federal and state environmental laws. However, the Partnership owns and operates real property where such hazardous substances may exist. See Notes 1 and 12 to the Company's Consolidated Financial Statements.

         All states in which the Partnership operates have adopted fire safety codes that regulate the storage and distribution of propane. In some states these laws are administered by state agencies, and in others they are administered on a municipal level. The Partnership conducts training programs to help ensure that its operations are in compliance with applicable governmental regulations. With respect to general operations, NFPA Pamphlets No. 54 and No. 58, which establish a set of rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in a majority of the states in which the Partnership operates. Effective April 1, 2002, NFPA Pamphlet No. 58 requires portable propane cylinders to be equipped with an OPD. Although NFPA Pamphlet No. 58 has not yet been adopted in all states, the Partnership complies with the OPD requirements throughout the United States. Effective July 2004, NFPA Pamphlet No. 58 requires stationary cylinders that are filled in place to be re-qualified periodically. The Partnership maintains various permits under environmental laws that are necessary to operate certain of its facilities, some of which may be material to the operations of the Partnership. Management believes that the procedures currently in effect at all of its facilities for the handling, storage and distribution of propane are consistent with industry standards and are in compliance in all material respects with applicable environmental, health and safety laws.

         With respect to the transportation of propane by truck, the Partnership is subject to regulations promulgated under the Federal Motor Carrier Safety Act and the Homeland Security Act of 2002. These regulations cover the security of and transportation of hazardous materials and are administered by the United States Department of Transportation ("DOT"). The Natural Gas Safety Act of 1968 required the DOT to develop and enforce minimum safety regulations for the transportation of gases by pipeline. The DOT's pipeline safety code applies to, among other things, a propane gas system which supplies 10 or more customers from a single source and a propane gas system any portion of which is located in a public place. The code requires operators of all gas systems to provide training and written instructions for employees, establish written procedures to minimize the hazards resulting from gas pipeline emergencies, and keep records of inspections and testing.

EMPLOYEES

         The Partnership does not directly employ any persons responsible for managing or operating the Partnership. The General Partner provides these services and is reimbursed for its direct and indirect costs and expenses, including all compensation and benefit costs. At September 30, 2003, the General Partner had approximately 6,200 employees, including approximately 400 temporary and part-time employees, working on behalf of the Partnership. UGI also performs certain financial and administrative services for the General Partner on behalf of the Partnership and is reimbursed by the Partnership for its direct and indirect costs and expenses.

                               UTILITY OPERATIONS

         Our utility business is conducted by UGI Utilities, Inc., a wholly owned subsidiary. Utilities operates its business through two divisions, the gas division ("Gas Utility") and the electric division ("Electric Utility"). Until June 2003, Utilities also owned interests in electric generating facilities in Pennsylvania, through its subsidiary, UGID. In June 2003, ownership of UGID was transferred to ESI.

GAS UTILITY

NATURAL GAS CHOICE AND COMPETITION ACT

         On June 22, 1999, Pennsylvania's Natural Gas Choice and Competition Act ("Gas Competition Act") was signed into law. The purpose of the Gas Competition Act was to provide all natural gas consumers in Pennsylvania with the ability to purchase their gas supplies from the supplier of their choice. Under the Gas Competition Act, local distribution companies ("LDCs") like Gas Utility may continue to sell gas to customers, and such sales of gas, as well as distribution services provided by LDCs, continue to be subject to price regulation by the PUC.

         Generally, Pennsylvania LDCs will serve as the supplier of last resort for all residential and small commercial and industrial customers unless the PUC approves another supplier of last resort. The Gas Competition Act requires energy marketers seeking to serve customers of LDCs to accept assignment of a portion of the LDC's interstate pipeline capacity and storage contracts at contract rates, thus avoiding the creation of stranded costs.

         On October 1, 1999, Gas Utility filed its restructuring plan with the PUC pursuant to the Gas Competition Act. On June 29, 2000, the PUC entered its order ("Gas Restructuring Order") approving Gas Utility's restructuring plan substantially as filed. Gas Utility designed its restructuring plan to ensure reliability of gas supply deliveries to Gas Utility on behalf of residential and small commercial and industrial customers. In addition, the plan changed Gas Utility's base rates for firm customers. It also changed the calculation of purchased gas cost rates. See "Utility Regulation and Rates."

         Since October 1, 2000, all of Gas Utility's customers have had the option to purchase their gas supplies from an alternative gas supplier. Large commercial and industrial customers of Gas Utility have been able to purchase their gas from other suppliers since 1982. During fiscal year 2003, two third-party suppliers qualified to serve residential or small commercial and industrial customers in Gas Utility's service territory. Together, they are serving approximately 4,500 customers. Management believes none of the Gas Competition Act, the Gas Restructuring Order, or commodity sales to residential and small commercial and industrial customers by third-party suppliers will have a material adverse impact on the Company's financial condition or results of operations.

SERVICE AREA; REVENUE ANALYSIS

         Gas Utility distributes natural gas to approximately 292,000 customers in portions of 15 eastern and southeastern Pennsylvania counties through its distribution system of approximately 4,800 miles of gas mains. The service area consists of approximately 3,000 square miles and includes the cities of Allentown, Bethlehem, Easton, Harrisburg, Hazleton, Lancaster, Lebanon and Reading, Pennsylvania. Located in Gas Utility's service area are major production centers for basic industries such as specialty metals, aluminum and glass.

         System throughput (the total volume of gas sold to or transported for customers within Gas Utility's distribution system) for the 2003 fiscal year was approximately 83.8 billion cubic feet ("bcf"). System sales of gas accounted for approximately 43% of system throughput, while gas transported for residential, commercial and industrial customers (who bought their gas from others) accounted for approximately 57% of system throughput. Based on industry data for 2001, residential customers account for approximately 34% of total system throughput by LDCs in the United States. By contrast, for the 2003 fiscal year, Gas Utility's residential customers represented 26% of its total system throughput.

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

SOURCES OF SUPPLY AND PIPELINE CAPACITY

         Gas Utility meets its service requirements by utilizing a diverse mix of natural gas purchase contracts with producers and marketers, and storage and transportation service contracts. These arrangements enable Gas Utility to purchase gas from Gulf Coast, Mid-Continent, Appalachian and Canadian sources. For the transportation and storage function, Utilities has agreements with a number of pipeline companies, including Texas Eastern Transmission Corporation, Columbia Gas Transmission Corporation and Transcontinental Gas Pipeline Corporation.

GAS SUPPLY CONTRACTS

         During fiscal year 2003, Gas Utility purchased approximately 37 bcf of natural gas for sale to customers. Approximately 88% of the volumes purchased were supplied under agreements with ten major suppliers. The remaining 12% of gas purchased was supplied by approximately 25 producers and marketers. Gas supply contracts are generally no longer than one year.

         In fiscal years 2002 and 2003, as a result of changing market conditions following the bankruptcy of Enron Corp., a number of suppliers with which Utilities formerly did business exited the wholesale trading market. This development did not significantly impact Utilities' ability to secure gas supplies.

SEASONAL VARIATION

         Because many of its customers use gas for heating purposes, Gas Utility's sales are seasonal. Approximately 60% of fiscal year 2003 throughput occurred during the winter season from November through March.

COMPETITION

         Natural gas is a fuel that competes with electricity and oil, and to a lesser extent, with propane and coal. Competition among these fuels is primarily a function of their comparative price and the relative cost and efficiency of fuel utilization equipment. Electric utilities in Gas Utility's service area are seeking new load, primarily in the new construction market. Fuel oil dealers compete for customers in all categories, including industrial customers. Gas Utility responds to this competition with marketing efforts designed to retain and grow its customer base.

         In substantially all of its service territory, Gas Utility is the only regulated gas distribution utility having the right, granted by the PUC or by law, to provide gas distribution services. Under the Gas Competition Act, retail customers may purchase their natural gas from a supplier other than Gas Utility. Commercial and industrial customers in Gas Utility's service territory have been able to do this since 1982. As of October 2003, two marketers have qualified to serve residential and small commercial and industrial customers. Together they serve approximately 4,500 customers. Gas Utility provides transportation services for residential and small commercial and industrial customers who purchase natural gas from others.

         A number of Gas Utility's commercial and industrial customers have the ability to switch to an alternate fuel at any time and, therefore, are served on an interruptible basis under rates which are competitively priced with respect to their alternate fuel. Gas Utility's profitability from these customers, therefore, is affected by the difference, or "spread," between the customers' delivered cost of gas and the customers' delivered alternate fuel cost. See "Utility Regulation and Rates - Gas Utility Rates." Commercial and industrial customers representing 18% of total system throughput have locations which afford them the opportunity, although none has exercised it, of seeking transportation service directly from interstate pipelines, thereby bypassing Gas Utility. The majority of customers in this group are served under transportation contracts having three- to twenty-year terms. Included in these two groups are Utilities' ten largest customers in terms of annual volume. All of these customers have contracts with Utilities, nine of which extend beyond fiscal year 2004. No single customer represents, or is anticipated to represent, more than 5% of the total revenues of Gas Utility.

OUTLOOK FOR GAS SERVICE AND SUPPLY

         Gas Utility anticipates having adequate pipeline capacity and sources of supply available to it to meet the full requirements of all firm customers on its system through fiscal year 2004. Supply mix is diversified, market priced, and delivered pursuant to a number of long- and short-term firm transportation and storage arrangements, including transportation contracts held by some of Utilities' larger customers.

         During fiscal year 2003, Gas Utility supplied transportation service to two major cogeneration installations and three electric generation facilities. Gas Utility continues to pursue opportunities to supply natural gas to electric generation projects located in its service territory. Gas Utility also continues to seek new residential, commercial and industrial customers for both firm and interruptible service. In the residential market sector, Gas Utility connected approximately 9,600 residential heating customers during fiscal year 2003, which represented a record annual increase. Of those new customers, new home construction accounted for over 7,300 heating customers. Customers converting from other energy sources, primarily oil and electricity, and existing non-heating gas customers who have added gas heating systems to replace other energy sources, accounted for the balance of the additions. The number of new commercial and industrial customers was over 1,100.

         Utilities continues to monitor and participate extensively in rulemaking and individual rate and tariff proceedings before the Federal Energy Regulatory Commission ("FERC") affecting the rates and the terms and conditions under which Gas Utility transports and stores natural gas. Among these proceedings are those arising out of certain FERC orders and/or pipeline filings which relate to (i) the pricing of pipeline services in a competitive energy marketplace; (ii) the flexibility of the terms and conditions of pipeline service tariffs and contracts; and (iii) pipelines' requests to increase their base rates, or change the terms and conditions of their storage and transportation services.

         Gas Utility's objective in negotiations with interstate pipeline and natural gas suppliers, and in proceedings before regulatory agencies, is to assure availability of supply, transportation and storage alternatives to serve market requirements at the lowest cost possible, taking into account the need for security of supply. Consistent with that objective, Gas Utility negotiates the terms of firm transportation capacity on all pipelines serving Gas Utility, arranges for appropriate storage and peak-shaving resources, negotiates with producers for competitively priced gas purchases and aggressively participates in regulatory proceedings related to transportation rights and costs of service.

ELECTRIC UTILITY

ELECTRICITY GENERATION CUSTOMER CHOICE AND COMPETITION ACT

         On January 1, 1997, Pennsylvania's Electricity Generation Customer Choice and Competition Act ("ECC Act") became effective. The ECC Act permits all Pennsylvania retail electric customers to choose their electric generation supplier. Pursuant to the Act, all electric utilities were required to file restructuring plans with the PUC which, among other things, included unbundled prices for electric generation, transmission and distribution and a competitive transition charge (CTC) for the recovery of "stranded costs" which would be paid by all customers receiving distribution service. Stranded costs generally are electric generation-related costs that traditionally would be recoverable in a regulated environment but may not be recoverable in a competitive electric generation market. Under the ECC Act, Electric Utility is obligated to provide energy to customers who do not choose alternate suppliers. Electric Utility will continue to be the only regulated electric utility having the right, granted by the PUC or by law, to distribute electric energy in its service territory.

         On June 19, 1998, the PUC entered its Opinion and Order (the "Restructuring Order") in Electric Utility's restructuring proceeding under the ECC Act. The Electric Restructuring Order authorized Electric Utility to recover from its customers approximately $32.5 million in stranded costs (on a full revenue requirements basis, which includes all income and gross receipts taxes) over an estimated four-year period which commenced January 1, 1999 through a CTC, together with carrying charges on unrecovered balances of 7.94%. Under the terms of the Restructuring Order, Electric Utility generally could not increase the generation component of prices during the period that stranded costs were being recovered through the CTC. Electric Utility's recovery of stranded costs through the CTC was completed during fiscal year 2003.

SERVICE AREA; SALES ANALYSIS

         Electric Utility supplies electric service to approximately 61,600 customers in portions of Luzerne and Wyoming Counties in northeastern Pennsylvania through a system consisting of approximately 2,100 miles of transmission and distribution lines and 14 transmission substations.

For fiscal year 2003, about 53% of sales volume came from residential customers, 36% from commercial customers and 11% from industrial customers. Electricity transported for customers who purchased their power from others pursuant to the ECC Act represented approximately 1% of fiscal year 2003 sales volume.

SOURCES OF SUPPLY

         Electric Utility has third-party generation supply contracts in place for substantially all of its expected energy requirements for fiscal year 2004. Electric Utility distributes both electricity that it purchases from others and electricity that customers purchase from other suppliers. At September 30, 2003, alternate suppliers served customers representing less than 1% of system load. Electric Utility expects to continue to provide energy to the great majority of its distribution customers for the foreseeable future.

UTILITY REGULATION AND RATES

PENNSYLVANIA PUBLIC UTILITY COMMISSION JURISDICTION

         Utilities' gas and electric utility operations, which exclude electric generation, are subject to regulation by the PUC as to rates, terms and conditions of service, accounting matters, issuance of securities, contracts and other arrangements with affiliated entities, and various other matters. UGID has FERC authority to sell power at market-based rates. Generally, UGID is not subject to regulation by the PUC.

FERC ORDERS 888 AND 889

         In April 1996, FERC issued Orders No. 888 and 889, which established rules for the use of electric transmission facilities for wholesale transactions. FERC has also asserted jurisdiction over the transmission component of electric retail choice transactions. In compliance with these orders, the PJM Interconnection, LLC ("PJM"), of which Utilities is a member, has filed an open access transmission tariff with the FERC establishing transmission rates and procedures for transmission within the PJM control area. Under the PJM tariff and associated agreements, Electric Utility is entitled to receive certain revenues when its transmission facilities are used by third parties.

GAS UTILITY RATES

         The Gas Restructuring Order included an increase in firm-residential, commercial and industrial ("retail core-market") base rates, effective October 1, 2000. The increase, calculated in accordance with the Gas Competition Act, was designed to generate approximately $16.7 million in additional annual revenues. The Order also provided that Gas Utility reduce its purchased gas cost rates by an annualized amount of $16.7 million for the first 14 months following the base rate increase.

         Effective December 1, 2001, Gas Utility was required to reduce its purchased gas cost rates to retail core-market customers by an amount equal to the margin it receives from customers served under interruptible rates to the extent they use capacity contracted for by Gas Utility for retail core-market customers. As a result of these changes in its regulated rates, since December 1, 2001, Gas Utility's operating results have been more sensitive to heating season weather and less sensitive to the market prices of alternative fuel.

         BASE RATES

         As stated above, Gas Utility's current base rates went into effect October 1, 2000 pursuant to The Gas Restructuring Order. See Note 3 to the Company's Consolidated Financial Statements.

         PURCHASED GAS COST RATES

         Gas Utility's gas service tariff contains Purchased Gas Cost ("PGC") rates which provide for annual increases or decreases in the rate per thousand cubic feet ("mcf") which Gas Utility charges for natural gas sold by it, to reflect Utilities' projected cost of purchased gas. PGC rates may also be adjusted quarterly, or, under certain conditions monthly, to reflect purchased gas costs. Each proposed annual PGC rate is required to be filed with the PUC six months prior to its effective date. During this period the PUC holds hearings to determine whether the proposed rate reflects a least-cost fuel procurement policy consistent with the obligation to provide safe, adequate and reliable service. After completion of these hearings, the PUC issues an order permitting the collection of gas costs at levels which meet that standard. The PGC mechanism also provides for an annual reconciliation. Utilities has two PGC rates. PGC (1) is applicable to small, firm, core-market customers consisting of the residential and small commercial and industrial classes; PGC (2) is applicable to firm, contractual, high-load factor customers served on three separate rates. In addition, residential customers maintaining a high load factor may qualify for the PGC (2) rate. As described above, the Gas Restructuring Order provided for ongoing adjustments to Gas Utilities' PGC rates, commencing December 1, 2001, to reflect margins, if any, from interruptible rate customers who do not obtain their own pipeline capacity.

ELECTRIC UTILITY RATES

         The PUC approved a settlement establishing rules for Electric Utility's Provider of Last Resort ("POLR") service on March 28, 2002, and a separate settlement that modified these rules on June 13, 2002 (collectively, the "POLR Settlement") under which Electric Utility terminated stranded cost recovery through its CTC and is no longer subject to the statutory generation rate caps as of August 1, 2002 for commercial and industrial ("C&I") customers and as of November 1, 2002 for residential customers. Charges for generation service (1) were initially set at a level equal to the rates paid by Electric Utility customers for POLR service under the statutory rate caps; (2) may be raised at certain designated times by up to 5% of the total rate for distribution, transmission and generation through December 2004; and (3) may be set at market rates thereafter. Electric Utility may also offer multiple year POLR contracts to its customers. The POLR Settlement provides for annual shopping periods during which customers may elect to remain on POLR service or choose an alternate supplier. Customers who do not select an alternate supplier will be obligated to remain on POLR service until the next shopping period. Residential customers who return to POLR service at a time other than during the annual shopping period must remain on POLR service until the date of the second open shopping period after returning. C&I customers who return to POLR service at a time other than during the annual shopping period must remain on POLR service until the next open shopping period, and may, in certain circumstances, be subject to generation rate surcharges. Consistent with the terms of the POLR Settlement, Electric Utility's POLR rates will increase beginning January 2004 for commercial and industrial customers, and June 2004 for residential customers.

         Additionally, pursuant to the requirements of the ECC Act, the PUC is currently developing post-rate cap POLR regulations that are expected to further define post-rate cap POLR service obligations and pricing. As of September 30, 2003, fewer than 1% of Electric Utility's customers have chosen an alternative electricity generation supplier.

STATE TAX SURCHARGE CLAUSES

         Utilities' gas and electric service tariffs contain state tax surcharge clauses. The surcharges are recomputed whenever any of the tax rates included in their calculation are changed. These clauses protect Utilities from the effect of increases in most of the Pennsylvania taxes to which it is subject.

UTILITY FRANCHISES

         Utilities holds certificates of public convenience issued by the PUC and certain "grandfather rights" predating the adoption of the Pennsylvania Public Utility Code and its predecessor statutes which it believes are adequate to authorize it to carry on its business in substantially all the territory to which it now renders gas and electric service. Under applicable Pennsylvania law, Utilities also has certain rights of eminent domain as well as the right to maintain its facilities in streets and highways in its territories.

OTHER GOVERNMENT REGULATION

         In addition to regulation by the PUC, the gas and electric utility operations of Utilities are subject to various federal, state and local laws governing environmental matters, occupational health and safety, pipeline safety and other matters. Certain of Utilities' activities involving the interstate movement of natural gas, the transmission of electricity, transactions with non-utility generators of electricity, and other matters, are also subject to the jurisdiction of FERC.

         Utilities is subject to the requirements of the federal Resource Conservation and Recovery Act, CERCLA and comparable state statutes with respect to the release of hazardous substances on property owned or operated by Utilities. See ITEM 3. "LEGAL PROCEEDINGS - Environmental Matters-Manufactured Gas Plants."

EMPLOYEES

         At September 30, 2003, Utilities had approximately 1,000 employees.

                              UGI ENTERPRISES, INC.

         Through its subsidiaries, Enterprises develops energy-related businesses for us in the United States and abroad as described below. We expect Enterprises to continue to evaluate and develop new related and complementary business opportunities for us.

DOMESTIC BUSINESSES

         NATURAL GAS AND ELECTRICITY MARKETING

         ESI conducts a non-utility energy marketing business under the trade names GASMARK(R) and POWERMARK(R). GASMARK(R) sells natural gas directly to approximately 5,000 commercial and industrial customers in Pennsylvania, New Jersey, New York, Delaware, Maryland, Virginia, Ohio, North Carolina and the District of Columbia through the transportation systems of 35 utility systems. Energy Services also sells fuel oil and has the ability to sell electricity to commercial and industrial customers in Pennsylvania, New Jersey and Maryland. During fiscal year 2003, ESI significantly increased its size by acquiring the northeastern gas marketing operations of a subsidiary of TXU Corp. This acquisition added approximately 1,000 customers to ESI's customer base and increased its natural gas sales volume approximately 60%.

         The gas marketing business is a high revenue, low margin business. A majority of GASMARK(R)'s commodity sales are made under fixed price agreements. ESI manages supply cost volatility related to these agreements by entering into exchange-traded natural gas futures contracts and fixed-price supply arrangements with a diverse group of natural gas producers and holders of interstate pipeline capacity. Exchange-traded natural gas futures contracts are guaranteed by the New York Mercantile Exchange ("NYMEX") and have nominal credit risk. ESI also bears the risk for balancing and delivering natural gas to its customers under various pipelines and LDC tariffs. Failure to meet these guidelines can result in additional expense in the form of penalties, which can be substantial in relation to ESI's results of operations.

         Credit is another risk factor in the commodity marketing business. ESI bears the risks of customer defaults and supplier non-performance on commodity and pipeline capacity contracts. ESI seeks to mitigate risk of supplier defaults by diversifying its supply and pipeline transportation purchases across a number of suppliers. ESI also requires credit support from customers in higher-risk transactions. This credit support can take the form of prepayments, bonds and letters of credit. ESI also maintains credit insurance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Market Risk Disclosures."

         ESI also operates a natural gas liquefaction, storage and vaporization facility in Temple, Pennsylvania and propane storage and propane-air mixing stations in Bethlehem, Reading and Steelton, Pennsylvania. These plants were formerly owned by Utilities. Utilities has a call on a majority of the winter capacity of these facilities through March 2004 at a PUC-approved formula price. ESI is able to make opportunistic off-peak sales of LNG from these facilities at market prices.

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

         ELECTRIC GENERATION

         During fiscal year 2003, UGID was transferred to ESI. In June 2003, UGID increased its ownership interest in the Conemaugh generating station ("Conemaugh") from 1.11% to approximately 6% (102 megawatts). Conemaugh is a 1,711 megawatt, coal-fired generation station located near Johnstown, Pennsylvania. It is owned by a consortium of energy companies and operated by a unit of Reliant Resources, Inc. In addition, UGID is the indirect, 50% owner of Hunlock Creek Energy Ventures ("Energy Ventures"). The generation assets of Energy Ventures consist of the 48 megawatt, coal-fired Hunlock generating station, located near Kingston, Pennsylvania, and a 44 megawatt, gas-fired turbine generator at the same site. A subsidiary of Allegheny Energy, Inc. is the other general partner in Energy Ventures. Under the joint venture agreement, UGID has the right to purchase one-half the output of Energy Ventures' generation at cost. It also has the right to require an affiliate of Allegheny Energy, Inc. ("Allegheny") to purchase UGID's ownership interest in Energy Ventures. Allegheny has a corresponding call right on UGID's interest in Energy Ventures. These "put" and "call" rights are effective for a 90-day period commencing January 1, 2006. UGID is a non-utility company, wholly-owned by ESI. UGID markets the electric generation it controls to third parties. The output from these plants is sold in the spot market and under fixed-term contracts.

         Energy Ventures' operation of Hunlock Station complies with the air quality standards of the Pennsylvania Department of Environmental Protection ("DEP") with respect to stack emissions. Under the Federal Water Pollution Control Act, Hunlock station has a permit from the DEP to discharge water into the North Branch of the Susquehanna River. The Federal Clean Air Act Amendments of 1990 (the "Clean Air Act Amendments") impose emissions limitations for certain compounds, including sulfur dioxide and nitrous oxides. Both the Conemaugh Station and the Hunlock Station are in material compliance with these emission standards.

         HVAC SERVICE

         UGI HVAC Enterprises, Inc. ("HVAC") was acquired by Enterprises in September 2000. Together with its subsidiary, McHugh Service Company, HVAC conducts a heating, ventilation air-conditioning and refrigeration service business serving portions of Utilities' gas service area and adjacent eastern market areas, including Philadelphia suburbs and portions of New Jersey and northern Delaware. It serves more than 100,000 customers in residential, commercial, industrial and new construction markets. During fiscal year 2003, HVAC generated approximately $46 million in revenues and employed approximately 350 people.

INTERNATIONAL BUSINESSES

         FLAGA GMBH

         In September 1999, subsidiaries of Enterprises acquired all of the stock of Flaga GmbH, a privately-held company founded in 1947. FLAGA distributes propane, butane and propane/butane mix (collectively, "LPG") in Austria, the Czech Republic and Slovakia for residential, commercial, industrial and autogas applications. During fiscal year 2003, FLAGA distributed approximately 34 million gallons of LPG. FLAGA operates from 6 distribution locations in Austria, 1 in the Czech Republic and 2 in Slovakia. In addition, FLAGA has 7 sales offices in the Czech Republic. As of September 30, 2003, FLAGA had a total of 321 employees of which 165 were located in Austria, 120 in the Czech Republic and 36 in Slovakia.

         FLAGA has the largest propane distribution market position in Austria with an estimated 34% retail market share, serving residential, commercial and industrial customers. The retail propane industry in Austria is mature, with only modest growth in propane demand foreseen. Residential customers generally commit to prepaid tank rental agreements. Competition for renewals and for new customer installations is based on the terms and conditions of tank leases as well as on product prices. Much of FLAGA's Austrian cylinder business is conducted through approximately 600 neighborhood resellers with whom FLAGA has a long business relationship. FLAGA competes with other propane marketers and with other sources of energy, principally natural gas and wood.

         The Czech market for LPG, which currently represents about 30% of FLAGA's total volume, is growing approximately 2% to 4% per year. FLAGA entered the Czech market in 1994 when it purchased a portion of the formerly state-run LPG company from the Czech government as part of its privatization plan. FLAGA's main facility in the Czech Republic is its bulk storage and cylinder filling and repair plant in Hustopece, located in the southeast quadrant of the Czech Republic. FLAGA estimates its market share in the Czech Republic at approximately 15%, ranking it third in the country.

         The Slovak market for LPG has been growing significantly in the area of autogas sales volume in the last three years. FLAGA estimates that its share of the LPG market in Slovakia is 24%, ranking it second in the country.

         ANTARGAZ

         In March 2001, UGI France, Inc., together with Paribas Affaires Industrielles ("PAI") and Medit Mediterranea GPL, S.r.l. ("Medit"), acquired the stock and certain related assets of Antargaz, one of the largest distributors of LPG in France. We acquired an approximate 20% interest, PAI an approximate 68% interest, Medit an approximate 10% interest and certain members of Antargaz management, the remaining interest. PAI is a leading private equity fund manager in Europe with strong management and financial skills and Medit is a supplier of logistics services to the LPG industry in Europe, primarily Italy. During fiscal year 2003, Antargaz sold approximately 344 million gallons of LPG. Due, in part, to our membership on the Board of Directors of Antargaz, we believe we have significant influence over the company's operating and financial policies.

         Antargaz has an approximate 24% market share in France. The French LPG market is characterized by modest growth, about 1% per year, and stable market conditions. Antargaz serves nearly one million customers using a logistical system that includes ten major import/storage facilities, 30 bulk storage depots and 16 cylinder filling plants. Antargaz's customer base consists of residential, commercial, agricultural and motor fuel accounts who use

LPG for space heating, cooking, water heating, process heat and transportation. Antargaz has approximately 1,350 employees.

         CHINAGAS PARTNERS

         During 1998, Enterprises formed ChinaGas Partners, L.P. ("ChinaGas") with affiliates of Energy Transportation Group, Inc. to develop, build and operate LPG projects in the People's Republic of China. On October 28, 1998, ChinaGas and its wholly owned subsidiary together acquired 50% of the shares of an existing Chinese company known as the Nantong Huayang LPG Port Co., Ltd. ("Port Company") which operated an integrated LPG business, including an import terminal and distribution business, serving the provinces along the lower and middle reaches of the Yangtze River. On August 1, 2002, the shareholders of the Port Company agreed to split the company into two separate companies: a terminal company owned completely by China National Chemical Supply & Sales Corporation and a retail distribution company owned by ChinaGas. The separation became effective in December 2002. The terminal company is currently pursuing bulk chemical storage business but continues to support the retail distribution company through a long-term LPG storage lease. Enterprises owns 50% of the distribution business.

                          BUSINESS SEGMENT INFORMATION

         The table stating the amounts of revenues, operating income (loss) and identifiable assets attributable to each of UGI's business segments for the 2003, 2002 and 2001 fiscal years appears in Note 21 to the Consolidated Financial Statements contained in our 2003 Annual Report to Shareholders and is incorporated in this Report by reference.

                                    EMPLOYEES

         At September 30, 2003, UGI and its subsidiaries had approximately 8,200 employees.

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